CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 12, 2007, except as to the restatement described in Note 8 which is as of July 26, 2007, relating to the financial statements and financial highlights which appears in the November 30, 2006 Annual Report to Shareholders of Small Cap Portfolio, Micro Cap Portfolio, Growth Portfolio, and Mid Cap Portfolio (constituting Brazos Mutual Funds) which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

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PricewaterhouseCoopers LLP
Milwaukee, WI
August 31, 2007